UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
RAMBUS INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2011

To our stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Thursday, April 28, 2011
Time:	9:00 a.m., local time
Place:	Sheraton Sunnyvale Hotel 1100 N. Mathilda Avenue Sunnyvale, California 94089

The following matters will be voted on at the Annual Meeting:

1. Election of five Class II directors;

2. An Advisory vote on Executive Compensation;

3. An Advisory vote on the Frequency of Holding an Advisory Vote on Executive Compensation;

4. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

5. Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of February 28, 2011, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Thomas R. Lavelle
Sr. Vice President, General Counsel and Secretary

Sunnyvale, California
March 17, 2011

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT
WWW.PROXYVOTE.COM, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

RAMBUS INC.
PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

i

RAMBUS INC.
PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (“Rambus” or “we,” “us” or the “Company”) for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 28, 2011 at 9:00 a.m. local time, and at any postponement or adjournment of the meeting. The purpose of the Annual Meeting is described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Sheraton Sunnyvale Hotel located at 1100 N. Mathilda Avenue, Sunnyvale, California 94089.

Our principal executive offices are located at 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089; our telephone number is (408) 462-8000; and our internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2010, including our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”) were first mailed on or about March 17, 2011, to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend	You may attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner (as described below), as of the close of business on February 28, 2011 (the “Record Date”).

Stockholders of Record

If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. To attend the meeting as a stockholder of record, please bring proper identification.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. To attend the meeting as a beneficial owner, please bring proper identification and a statement from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares as of the Record Date.

Who May Vote	You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 107,672,235 shares of common stock outstanding, which were held of record by approximately 678 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy	Stockholders of Record

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

• voting via the internet at www.proxyvote.com;

• voting by telephone at 1-800-690-6903; or

• signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Even if you vote your shares by proxy, you may also choose to attend the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” Proposals One, Two and Four and “1 year” on Proposal Three as such proposals are as described herein.

Beneficial Owners

If you are the beneficial owner of shares held in street name, you have the right to direct your broker how to vote. Your broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

You are invited to attend the meeting and vote your shares in person at the meeting. However, since you are not the stockholder of record, you must obtain and bring with you to the meeting a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Discretionary Voting Power; Matters to be Presented	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	Stockholders of Record

If you would like to change your vote you can do so in the following ways:

• deliver written notice of your revocation to our corporate Secretary prior to the Annual Meeting;

• deliver a properly executed, later dated proxy prior to the Annual Meeting; or

• attend the Annual Meeting and vote in person.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Beneficial Owners

If you instructed a broker or nominee to vote your shares following the directions originally included with these materials or provided to you,

you can change your vote only by following your broker or nominee’s directions for doing so. You can only change your vote at the Annual Meeting if you have obtained a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Morrow & Co., LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Morrow & Co., LLC a fee of up to approximately $8,500 for its services, and we will reimburse certain out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” the election of J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, David Shrigley and Eric Stang as Class II directors;

• “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement;

• “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation; and

• “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

• present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

• entitled to vote on a particular subject matter at the Annual Meeting.

A “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as Proposals Two and Four, but will have no effect on Proposal One, the election of our Class II directors, who are elected by a plurality of votes, or on Proposal Three, the advisory vote on the frequency of the advisory vote on executive compensation.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Thus, if you hold your common stock through a broker, it is critical that you cast your vote if you want it to count. If you hold your common stock through a broker and you do not instruct your broker how to vote on Proposals One, Two and/or Three, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such Proposal(s). A broker non-vote with respect to Proposals One and Three will have no effect on such proposals. A broker non-vote with respect to Proposal Two is the same as voting against Proposal Two. With respect to Proposal Four, if you do not instruct your broker how to vote, your vote may be made in accordance with management’s recommendation on Proposal Four.

Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Your broker will continue to have discretion to vote any uninstructed shares on Proposal Four, the Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. With respect to all proposals, we may vote uninstructed proxy cards in accordance with management’s recommendation on such Proposals.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”). Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2012 Annual Meeting of Stockholders must be received by us no later than November 18, 2011 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder wants to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate Secretary at least 90 days in advance of the meeting. However, in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate

Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, Attention: Secretary.

Communication With the Board of Directors	Our Board of Directors may be contacted by writing to them via regular mail at Board of Directors, Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications.

Our Secretary/General Counsel will then forward the original stockholder communication along with the memo to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our Secretary/General Counsel.

Annual Meeting Attendance	Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2010 Annual Meeting of Stockholders was attended by the following members of our Board of Directors: Messrs. Chou, Dunlevie, Hughes, Shrigley, Sofaer and Stang, and Ms. Herscher.

“Householding” of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, Attention: Secretary, or ir@rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to the Investor Relations Department.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or http://investor.rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to the Investor Relations Department.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2011

The Notice and Proxy Statement, Annual Report to Shareholders and 10-K Combo
document are available at www.proxyvote.com.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors is currently composed of ten members who are divided into two classes with overlapping two-year terms. We currently have five Class I directors and five Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

Nominees	Five Class II directors are to be elected at the Annual Meeting for a two-year term ending in 2013. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, David Shrigley, and Eric Stang for election as Class II directors.

If any of J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, David Shrigley, or Eric Stang is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of directors. Stockholders as of the Record Date may vote their shares for some, all or none of the Class II nominees.

Information About Nominees and Other Directors	The members of our Board of Directors have deep executive and board leadership experience derived from their respective tenures as executives and directors of technology companies of various sizes. The following table contains information regarding the Class II nominees and other directors as of February 28, 2011. This information includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion that the person should serve as a director.

Nominees for Class II Directors

Name	Age	Principal Occupation and Business Experience

J. Thomas Bentley	61	Mr. Bentley has served as a director since March 2005. He served as a managing director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Bentley currently serves on the board of Nanometrics, Inc. and various private companies and non-profit institutions.

Name	Age	Principal Occupation and Business Experience

		Mr. Bentley’s financial expertise and years of business and leadership experience, including fifteen years as a co-founder of a financial advisory firm, allow him to provide strategic guidance to us and led the Board of Directors to conclude that he should serve as a director. In addition, our Board of Directors’ determination that Mr. Bentley is the Audit Committee “financial expert” lends further support to his financial acumen and qualifications for serving on our Board of Directors.
P. Michael Farmwald, Ph.D.	56	Dr. Farmwald has served as a director since our founding in March 1990 and has served as senior technical advisor since October 2006. In his role as senior technical advisory, Dr. Farmwald provides certain limited advisory services, but has little or no operating involvement with the day-to-day activities of the Company. In addition, he served as vice president and chief scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has co-founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997. Dr. Farmwald holds a B.S. in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.
		Dr. Farmwald’s status as one of our founders and an inventor of the Farmwald/Horowitz patents, his twenty-year tenure on our Board of Directors and his deep technical expertise led the Board of Directors to conclude that he should serve as a director.
Penelope A. Herscher	50	Ms. Herscher has served as a director since July 2006. She currently holds the position of president and chief executive officer of FirstRain, Inc., a custom-configured, on-demand intelligence services firm, which she joined in 2005. Ms. Herscher previously held the position of executive vice president and chief marketing officer at Cadence Design Systems from 2002 to 2003, and executive vice president and general manager, Design and Verification Business during the second half of 2003. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. She holds a M.A. with honors in Mathematics from Cambridge University in England. Ms. Herscher serves on the boards of FirstRain, JDS Uniphase, Inc. and several non-profit institutions.

Name	Age	Principal Occupation and Business Experience

		Ms. Herscher’s experience as chief executive officer of technology companies, the successful sale of a company under her leadership to a larger technology company and her years of business and leadership experience led the Board of Directors to conclude that she should serve as a director.
David Shrigley	62	Mr. Shrigley has served as a director since October 2006. He is currently the Executive Chairman of Soil and Topography Information, Inc. Mr. Shrigley was a member of the board of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market from November 2006 to December 2008, and was its chief executive officer from March 2007. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks. Mr. Shrigley served in various executive positions at Intel, including vice president and general manager of Asia Pacific sales and marketing operations based in Hong Kong, and vice president and general manager, corporate marketing. Mr. Shrigley holds a B.S. in Business Administration from Franklin University. In the past five years, Mr. Shrigley has served on the boards of SPI Lasers plc and Wolfson Microelectronics plc, and currently serves on the board of a private company.
		Mr. Shrigley’s experience as a director and executive officer of high technology companies, his experience in the venture capital industry and his years of international business and leadership experience led the Board of Directors to conclude that he should serve as a director.
Eric Stang	51	Mr. Stang has served as a director since July 2008. Mr. Stang currently serves as a director, president and chief executive officer of Ooma, Inc., a provider of broadband telephony products, a position he has held since January 2009. Prior to joining Ooma, Mr. Stang served as a director, chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as chief executive officer and president of Lexar Media, Inc., a provider of solid state memory products from 2001 to 2006 and Chairman from 2004 to 2006. Mr. Stang received his A.B. from Stanford University and M.B.A. from the Harvard Business School. Mr. Stang also serves on the boards of Solta Medical and several private companies.

Principal Occupation and Business Experience

Mr. Stang’s experience as chief executive officer of high technology companies, his prior experience in the memory products market and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Incumbent Class I Directors Whose Terms Expire in 2012

Name	Age	Principal Occupation and Business Experience

Sunlin Chou, Ph.D.	64	Dr. Chou was appointed to the Board of Directors in March 2006. Dr. Chou served for 34 years at Intel Corporation, before retiring in 2005 as a senior vice president. He was co-general manager of the Technology and Manufacturing Group from 1998 to 2005. Dr. Chou holds a B.S., M.S. and E.E. in Electrical Engineering from Massachusetts Institute of Technology and received a Ph.D. in Electrical Engineering from Stanford University. Dr. Chou serves on the board of several non-profit institutions.
		During his career, Dr. Chou organized and led research and development teams to innovate rapidly and continuously in order to maintain technological leadership. Dr. Chou’s understanding of the technical, organizational and strategic business aspects of the semiconductor integrated circuit industry led the Board of Directors to conclude that he should serve as a director.
Bruce Dunlevie	54	Mr. Dunlevie has served as a director since our founding in March 1990. He has been a general partner of the venture capital firm Benchmark Capital since May 1995, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre between 1989 and 2000. He holds a B.A. in History and English from Rice University and an M.B.A. from Stanford University. In the past five years, Mr. Dunlevie has served on the board of Palm, Inc. and various private companies.
		Mr. Dunlevie’s twenty-year tenure on our Board of Directors and his years of venture capital industry experience led the Board of Directors to conclude that he should serve as a director.

Name	Age	Principal Occupation and Business Experience

Mark Horowitz, Ph.D.	53	Dr. Horowitz has served as a director since our founding in March 1990 and has served as chief scientist since May 2005. Dr. Horowitz also served as a vice president from March 1990 to May 1994. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.
		Dr. Horowitz’s status as one of our founders and an inventor of the Farmwald/Horowitz patents, his twenty-year long tenure on our Board of Directors, his deep roots in academia and his deep technical expertise led the Board of Directors to conclude that he should serve as a director.
Harold Hughes	65	Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career at Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. In the past five years, he has served as a director of Berkeley Technology, Ltd. and a private company.
		Mr. Hughes’ six-year tenure as our Chief Executive Officer, his prior leadership experience at Intel Corporation and his ability to provide deep and valuable operational and strategic insight to the Board of Directors led the Board of Directors to conclude that he should serve as a director.

Name	Age	Principal Occupation and Business Experience

Abraham D. Sofaer	72	Mr. Sofaer has served as a director since May 2005. He has been the George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution at Stanford University since 1994. Mr. Sofaer has a long and distinguished career in the legal profession. Prior to assuming his current roles, he served in private practice as a partner at Hughes, Hubbard & Reed in Washington, D.C. and as the chief legal adviser to the U.S. Department of State. From 1979 to 1985, Mr. Sofaer served as a U.S. District Judge for the Southern District of New York. He was a professor at the Columbia University School of Law from 1969 to 1979, and from 1967 to 1969 was an Assistant U.S. Attorney in the Southern District of New York. Mr. Sofaer graduated magna cum laude with a B.A. in History from Yeshiva College and received his law degree from the New York University School of Law where he was editor-in-chief of the NYU Law Review. He clerked for Hon. J. Skelly Wright on the U.S. Court of Appeals for the District of Columbia Circuit and for Justice William J. Brennan, Jr. on the U.S. Supreme Court. In the past five years, Mr. Sofaer has served as a director of NTI, Inc., Gen-Probe, Inc. and several private companies and non-profit institutions.
		Mr. Sofaer’s extensive and varied experience in legal affairs allows him to assist us with the complex legal challenges we face and led the Board of Directors to conclude that he should serve as a director. He has brought a unique legal and strategic perspective to us and rendered specific contributions by serving on the Special Litigation Committee that helped us deal with the options backdating matter, and by leading the settlement negotiation of the shareholder action stemming from the same affair. Until the appointment of our present General Counsel, he served as the Chair of the Committee on Legal Affairs, which helped formulate policy and strategy in defense of legal challenges. In addition, his experience in government and public policy has enabled him to serve as a valuable member of our Audit Committee and Corporate Governance/Nominating Committee.

Board of Directors Meetings and Committees	Our Board of Directors held a total of six meetings during 2010. During 2010, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC: J. Thomas Bentley, Sunlin Chou, Bruce Dunlevie, P. Michael Farmwald, Penelope A. Herscher, David Shrigley, Abraham D. Sofaer and Eric Stang. In 2010, our Board of Directors undertook an assessment of Dr. Farmwald’s relationship with the Company. Given Dr. Farmwald’s role as senior technical advisor in which he provides limited advisory services and has little or no operating involvement with the day-to-day activities of the Company, the Board of Directors has determined that Dr. Farmwald is “independent” under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC.

Each of the committees of our Board of Directors is composed of independent directors as follows:

Audit Committee: J. Thomas Bentley (Chair)
Abraham D. Sofaer
Eric Stang

Compensation Committee: Penelope A. Herscher (Chair)
David Shrigley
Eric Stang

Corporate Governance/
Nominating Committee: Sunlin Chou (Chair)
David Shrigley
Abraham D. Sofaer

Director Qualifications	Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. The Corporate Governance/Nominating Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board of Directors, as well as the composition of the Board of Directors as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board of Directors and such other factors as the Corporate Governance/Nominating Committee may consider appropriate. The Corporate Governance/Nominating Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Corporate Governance/Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Corporate Governance/Nominating Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above.

Corporate Governance Principles	We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted, and recently updated, a code of business conduct and ethics for directors, officers, and employees known as the Code of Business Conduct and Ethics, which is available on our website at
http://investor.rambus.com/documentdisplay.cfm?DocumentID=5115.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during fiscal 2010 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Executive Sessions of the Independent Directors	It is the policy of the Board of Directors to have executive sessions of the independent directors at which only independent directors are present, typically in conjunction with the regularly scheduled meetings of the Board of Directors.

Committees of the Board of Directors	During 2010, our Board of Directors had three standing committees:

• an Audit Committee,

• a Compensation Committee and

• a Corporate Governance/Nominating Committee.

The following describes each committee, its function, its membership, and the number of meetings held during 2010.

Each of the committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at http://investor.rambus.com/documents.cfm.

Audit Committee	Currently, the Audit Committee is composed of J. Thomas Bentley, Abraham D. Sofaer and Eric Stang, with Mr. Bentley serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held eight meetings during 2010. Its duties include:

• Reviewing our accounting and financial reporting processes and internal control over financial reporting;

• Providing oversight and review at least annually of our risk management policies, including our investment policy;

• Retaining the independent registered public accounting firm, approving their fees, and providing oversight of communication with them;

• Reviewing the plans, findings and performance of our internal auditors;

• Reviewing our annual and quarterly financial statements and related disclosure documents; and

• Overseeing special investigations into financial and other matters, as necessary.

Our Board of Directors has determined that Mr. Bentley is the Audit Committee “financial expert” and that Mr. Bentley, together with each of Messrs. Sofaer and Stang, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is an “independent director” as defined under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC.

The Audit Committee’s role is detailed in the Audit Committee Charter and is available on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5108.

Compensation Committee	Currently, the Compensation Committee is composed of Penelope A. Herscher, David Shrigley and Eric Stang, with Ms. Herscher serving as Chair. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers, including the named executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held 13 meetings during 2010. Its duties include:

• Annually review and approve the CEO and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements, as applicable;

• Administer our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors. In its administration of the plans, the Compensation Committee may: grant stock options, stock appreciation rights, restricted stock, restricted stock units or other equity compensation to individuals eligible for such grants and amend such awards following their grant; amend the plans; and delegate to appropriate executive officers of the Company the ability to grant awards to non-executive officer employees of the Company pursuant to specific guidelines.

• Adopt, amend and oversee the administration of our significant employee benefits programs;

• Review external surveys to establish appropriate ranges of compensation; and

• Retain and terminate any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approve the consultant’s fees and other terms of service, as well as obtain advice and assistance from internal or external legal, accounting or other advisors.

• Conduct an annual assessment of the Company’s engagement with compensation consultants retained by the Board and/or management, as applicable, including the nature and extent of services provided, the amount of fees paid and who made or recommended the decision to retain the compensation consultants.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5109.

Compensation Committee Interlocks and Insider Participation	During 2010, there were no interlocking relationships. Please see the Compensation Discussion and Analysis section of this Proxy Statement for further discussion.

Corporate Governance/Nominating Committee	Currently, the Corporate Governance/Nominating Committee is composed of Sunlin Chou, David Shrigley and Abraham D. Sofaer, with Dr. Chou serving as Chair. The Corporate Governance/Nominating Committee held five meetings during 2010.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

• Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

• Identifying best practices and recommending corporate governance principles;

• Overseeing the evaluation of the Board of Directors; and

• Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5110.

Identifying and Evaluating Nominees For Directors	The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director, including those discussed in the “Director Qualifications” section of this proxy statement. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential director nominees.

Consideration of Stockholder Nominees to the Board	It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to our Board of Directors. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089 Attention: Secretary, and must include: the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of the Company which are beneficially owned by such candidate; a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal; and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

Board Leadership Structure and Role in Risk Oversight	Our Charter for the Chairperson of the Board requires that the Chairperson not be the Chief Executive Officer (“CEO”) of the Company. In addition, while the Chairperson works closely with the CEO and other members of our management, the Chairperson is not part of management and does not have an operating or external role or responsibility. The Board of Directors considers it useful and appropriate to designate a Chairperson to act as the presiding director at Board of Directors meetings, to call and organize such meetings and manage the agenda thereof, and to manage the affairs of the Board of Directors, including ensuring that the Board of Directors is organized properly, functions effectively, and meets its obligations and responsibilities. The Chairperson also acts as the principal contact for the CEO and other members of the Board of Directors and management, as appropriate, for matters requiring the attention of the full Board of Directors. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairperson.

The Board of Directors plays an integral role in our risk oversight processes. The Board of Directors meets regularly to receive reports from its committees, as well as from management with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. In addition, the Audit Committee oversees and reviews at least annually our risk management policies, including our investment policies.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons	Our directors and executive officers are subject to our Code of Business Conduct and Ethics, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of us, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our chief financial officer. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, on an annual basis and upon any new appointment of a director and executive officer, each is required to complete a Director and Officer Questionnaire, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC.

The Board unanimously recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are asking our stockholders to provide an advisory vote on the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The following is a summary of some of the key points of our 2010 executive compensation program. Please see the Compensation Discussion and Analysis section of this Proxy Statement and the compensation tables and the narrative disclosures that accompany the compensation tables for greater detail about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

Compensation Program and Philosophy

Our business model requires that we attract, incentivize and retain world class employee talent, including the executive management and operating personnel required to successfully execute our business strategies that will drive stockholder value. Our overall compensation program and philosophy are specifically designed to support and help drive our long-term value creation, business strategy and operating performance objectives.

We follow a “Pay-for-Performance” approach to compensation, which is designed to provide competitive total compensation that is based on the achievement of financial and non-financial objectives established for the Company and the individual named executive officer. By rewarding all employees, including our named executive officers, for achievement of well defined and measurable performance objectives, we believe we are furthering the long-term success of the Company and thereby increasing stockholder value. In addition, by allocating a significant portion of total compensation to variable pay for our named executive officers, we are able to maintain control over fixed compensation expenses in the form of base salaries, while affording meaningful upside potential that would result from achievement of Company and individual performance from variable pay components.

Recommendation

We believe that our overall compensation program and philosophy support and help drive the Company’s long-term value creation, business strategy and operating performance objectives. We ask you to indicate your support for the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures set forth in this Proxy Statement.

While this say-on-pay vote is advisory and does not bind the Company to any particular action, the Board of Directors and the Compensation Committee value your opinion. Accordingly, the Board of Directors and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL THREE:
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as Proposal Two above. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After careful consideration, our Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Rambus. The Board of Directors’ determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board of Directors believes that stockholder sentiment should be a factor that is taken into consideration by the Board of Directors and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. In addition, we consider this to be a good governance practice. We understand that our stockholders may have different views as to what is the best approach for Rambus, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board of Directors recommends that the advisory vote on executive compensation be held every year.

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. While your vote is advisory and will not bind the Company to any particular action, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board of Directors may decide that it is in the best interests of our stockholders and Rambus to hold an advisory vote on executive compensation more or less frequently than the option voted by our stockholders based on events and circumstances at such time.

The Board unanimously recommends a vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation.

PROPOSAL FOUR:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2011.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers	PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010, and December 31, 2009 are as follows:

	Fiscal	Fiscal
	Year Ended	Year Ended
	December 31,	December 31,
	2010	2009

Audit Fees(1)	$1,123,581	$1,340,595
Audit-Related Fees(2)	$—	$57,100
Tax Fees(3)	$49,507	$27,386
All Other Fees(4)	$3,000	$3,000

Total Fees	$1,176,088	$1,428,081

(1)	Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of the effectiveness of internal control over financial reporting in fiscal 2010 and 2009 are included under “Audit Fees.” Fees also include professional services related to the debt offering and related registration statement during 2009.

(2)	Audit-Related Fees consist of fees related to consultations concerning financial accounting and reporting standards related to revenue and acquisitions.

(3)	Tax Fees primarily relate to statutory tax compliance and technical tax advice in both years presented.

(4)	All Other Fees consist of fees for products and services other than the services described above. During fiscal 2010 and fiscal 2009, these fees related to a license to PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm	The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

	A	B	C
Number of
Securities
Remaining
Available for
Future
	Number of		Issuance under
	Securities to be	Weighted-	Equity
	Issued upon	Average	Compensation
	Exercise of	Exercise Price of	Plans
	Outstanding Awards,	Outstanding Awards,	(Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column A)

Equity Compensation Plans Approved by Security Holders(1)	13,386,335	$18.15	5,933,930
Equity Compensation Plans Not Approved by Security Holders(2)	1,301,055	$15.69	—
Total	14,687,390	$17.93	5,933,930

(1)	Data reflects our 1997 Stock Plan (the “1997 Plan”), 2006 Equity Incentive Plan (the “2006 Plan”), and 2006 Employee Stock Purchase Plan (the “2006 Purchase Plan”).

Our 2006 Plan was approved by our stockholders at our 2006 annual meeting, and an increase to the 2006 Plan was approved at our 2009 annual meeting. Under the 2006 Plan as approved, a total of 14,900,000 shares of our Common Stock were reserved for issuance. The 2006 Purchase Plan was approved by our stockholders at our 2006 annual meeting. Under the 2006 Purchase Plan as approved, a total of 1,600,000 shares of our Common Stock were reserved for purchase.

As a result of the stockholder approval of our 2006 Plan, we terminated the 1997 Plan so that, as of the date of termination, no further awards have been or will be made thereunder, but the plan will continue to govern outstanding awards granted under that plan.

(2)	Data reflects our 1999 Nonstatutory Stock Option Plan described below.

1999 Nonstatutory Stock Option Plan

The 1999 Nonstatutory Stock Option Plan is our only equity compensation plan that was not approved by our stockholders. As a result of the stockholder approval of our 2006 Plan, we terminated the 1999 Nonstatutory Stock Option Plan so that, as of the date of termination, no further awards have been or will be made thereunder, but the plan will continue to govern outstanding awards granted under that plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of February 28, 2011, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and current executive officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of February 28, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

	Number of		Percentage of
	Shares	Options	Shares
	Beneficially	Exercisable	Beneficially
Name or Group of Beneficial Owners	Owned	in 60 Days	Owned(1)

FMR LLC(2)	12,410,300		11.5%

82 Devonshire Street Boston, MA 02109
PRIMECAP Management Company(3)	11,900,232		11.1%
225 South Lake Ave., #400 Pasadena, CA 91101
Samsung Electronics Co., Ltd(4)	9,576,250		8.9%
1320-10 Samsung Electronics Building Seocho-Ku, Seocho2-Dong Seoul 137-857 Korea
Harold Hughes	1,001,438	886,708	*
Satish Rishi(5)	463,562	353,632	*
Thomas Lavelle(6)	238,547	220,999	*
Sharon E. Holt	452,376	424,432	*
Martin Scott	241,463	213,966	*
J. Thomas Bentley(7)	119,829	90,417	*
Sunlin Chou(8)	99,829	77,500	*
Bruce Dunlevie(9)	705,321	137,500	*
P. Michael Farmwald(10)	2,448,065	97,500	2.3%
Penelope A. Herscher(11)	67,851	57,500	*
Mark A. Horowitz(12)	964,730	102,899	*
David Shrigley	79,829	57,500	*
Abraham Sofaer	110,364	77,500	*
Eric Stang(13)	44,829	27,500	*
All current directors and executive officers as a group (15 persons)	7,313,799	3,090,410	6.8%
Shares Outstanding as of February 28, 2011			107,672,235

*	(Less than 1%)

(1)	Percentage of shares beneficially owned is based on 107,672,235 shares outstanding as of February 28, 2011.

(2)	As reported on Schedule 13G/A on February 14, 2011. The Schedule 13G/A was filed jointly on behalf of FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Growth Company Fund in connection with the beneficial ownership of the Common Stock.

(3)	As reported on Schedule 13G/A on February 14, 2011.

(4)	As reported on Schedule 13G on January 19, 2010.

(5)	Includes 1,400 shares held in custodial accounts for which Mr. Rishi serves as custodian.

(6)	Includes 4,674 shares indirectly held in spouse’s account.

(7)	Includes 22,329 shares held in trust for which Mr. Bentley serves as a trustee.

(8)	Includes 22,329 shares held in trust for which Dr. Chou serves as a trustee.

(9)	Includes 567,821 shares held in trust for which Mr. Dunlevie serves as a trustee.

(10)	Includes 2,204,327 shares pledged as collateral on a margin account with a brokerage firm.

(11)	Includes 10,351 shares held in trust for which Ms. Herscher serves as a trustee.

(12)	Includes 854,976 shares held in trust for which Dr. Horowitz serves as a trustee.

(13)	Includes 17,329 shares held in trust for which Mr. Stang serves as a trustee.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of February 28, 2011, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There is no family relationship between any of our executive officers.

Sharon E. Holt	46	Senior Vice President, GM Semiconductor Business Group. Ms. Holt has served as our Senior Vice President, GM Semiconductor Business Group (formerly titled Senior Vice President, Licensing and Marketing and Senior Vice President, Worldwide Sales, Licensing and Marketing) since joining us in August 2004. From November 1999 to July 2004, Ms. Holt held various positions at Agilent Technologies, Inc., an electronics instruments and controls company, most recently as vice president and general manager, Americas Field Operations, Semiconductor Products Group. Prior to Agilent Technologies, Inc., Ms. Holt held various engineering, marketing, and sales management positions at Hewlett-Packard Company, a hardware manufacturer. Ms. Holt holds a B.S. in Electrical Engineering, with a minor in Mathematics, from the Virginia Polytechnic Institute and State University.
Harold Hughes	65	Chief Executive Officer and President. Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd. and a private company.
Thomas R. Lavelle	60	Senior Vice President and General Counsel. Mr. Lavelle has served in his current position since December 2006. Previous to that, Mr. Lavelle served as vice president and general counsel at Xilinx, one of the world’s leading suppliers of programmable chips. Mr. Lavelle joined Xilinx in 1999 after spending more than 15 years at Intel Corporation where he held various positions in the legal department. Mr. Lavelle earned a J.D. from Santa Clara University School of Law and a B.A. from the University of California at Los Angeles.
Satish Rishi	51	Senior Vice President, Finance and Chief Financial Officer. Mr. Rishi joined us in his current position in April 2006. Prior to joining us, Mr. Rishi held the position of executive vice president of Finance and chief financial officer of Toppan Photomasks, Inc., (formerly DuPont Photomasks, Inc.) one of the world’s leading photomask providers, from November 2001 to April 2006. During his 25-year career, Mr. Rishi has held senior financial management positions at semiconductor and electronic manufacturing companies. He served as vice president and assistant treasurer at Dell Inc. Prior to Dell, Mr. Rishi spent 13 years at Intel Corporation, where he held financial management positions both in the United States and overseas, including assistant treasurer. Mr. Rishi holds a B.S. with honors in Mechanical Engineering from Delhi University in Delhi, India and an M.B.A. from the University of California at Berkeley’s Haas School of Business. He also serves as a director of Measurement Specialties, Inc.

Michael Schroeder	51	Senior Vice President, Human Resources. Mr. Schroeder has served as our senior vice president, Human Resources since January 2011 and as our vice president, Human Resources since joining us in June 2004. From April 2003 to May 2004, Mr. Schroeder was vice president, Human Resources at DigitalThink, Inc., an online service company. From August 2000 to August 2002, Mr. Schroeder served as vice president, Human Resources at Alphablox Corporation, a software company. From August 1992 to August 2000, Mr. Schroeder held various positions at Synopsys, Inc., a software and programming company, including vice president, California Site Human Resources, group director Human Resources, director Human Resources and employment manager. Mr. Schroeder attended the University of Wisconsin, Milwaukee and studied Russian.
Martin Scott, Ph.D.	55	Senior Vice President, GM New Business Group. Dr. Scott has served in his current position (formerly titled Senior Vice President, Research and Technology Development) since December 2006. Dr. Scott joined us from PMC-Sierra, Inc., a provider of broadband communications and storage integrated circuits, where he was most recently vice president and general manager of its Microprocessor Products Division from March 2006. Dr. Scott was the vice president and general manager for the I/O Solutions Division (which was purchased by PMC-Sierra) of Avago Technologies Limited, an analog and mixed signal semiconductor components and subsystem company, from October 2005 to March 2006. Dr. Scott held various positions at Agilent Technologies, including as vice president and general manager for the I/O Solutions division from October 2004 to October 2005, when the division was purchased by Avago Technologies, vice president and general manager of the ASSP Division from March 2002 until October 2004, and, before that, Network Products operation manager. Dr. Scott started his career in 1981 as a member of the technical staff at Hewlett Packard Laboratories and held various management positions at Hewlett Packard and was appointed ASIC business unit manager in 1998. He earned a B.S. from Rice University and holds both an M.S. and Ph.D. from Stanford University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis presents the compensation policies, programs, and practices for our 2010 named executive officers, and describes the basis for compensation decisions that we have made with respect to compensation of our named executive officers. Our named executive officers for 2010 were:

•	Harold Hughes, Chief Executive Officer and President;

•	Satish Rishi, Senior Vice President, Finance and Chief Financial Officer;

•	Thomas Lavelle, Senior Vice President and General Counsel;

•	Sharon Holt, Senior Vice President and General Manager, Semiconductor Business Group; and

•	Martin Scott, Senior Vice President and General Manager, New Business Group.

Executive Summary

We are a premier intellectual property and technology licensing company. Our primary focus is the creation, design, development and licensing of patented innovations, technologies and architectures that are foundational to nearly all digital electronics products and systems. Our patented innovations and technologies aim to improve the performance, power efficiency, time-to-market and cost-effectiveness of our customers’ products, components and systems. The target markets for our customers’ offerings include semiconductors, computing, mobile applications, gaming and graphics, consumer electronics, lighting displays and general lighting. By licensing our patented innovations and technologies, we hope to continuously enrich the end-user experience of the digital electronics products and systems marketed and sold by our customers and licensees. We believe we have established an unparalleled licensing platform and business model that will continue to foster the development of new foundational and leading innovations and technologies that will create significant licensing opportunities, and thereby perpetuate strong company operating performance and long-term stockholder value. In order to achieve these objectives, our platform and business model is designed to leverage and maximize the talents of a relatively small employee base to generate a disproportionate impact on the markets we address and the high value we deliver to our licensees, customers, partners and stockholders.

The following information highlights certain key details regarding our compensation programs and the factors that helped determine compensation earned by our named executive officers in 2010:

•	Rambus achieved record operating results for the fiscal year ended 2010. Total revenue in 2010 was 186% higher than revenues in 2009 and 127% higher than revenues in 2008. These record operating results were driven by our settlement and related transactions with Samsung in January 2010, new license agreement with Elpida in December 2010 and key license agreement renewals closed throughout 2010.

•	Rambus firmly believes in a “Pay-for-Performance” philosophy and has developed an overall compensation program for its named executive officers that closely links compensation to company performance, individual performance, and the creation of stockholder value through the use of both cash and equity awards.

•	Rambus’ compensation programs are targeted to be competitive with businesses that are comparable to Rambus and the Compensation Committee uses independent consultants and third party analyses to establish its named executive officer compensation to be consistent with the Company’s compensation philosophy and strategic objectives.

•	The following elements comprise the total compensation awarded to our named executive officers: annual base salary, annual variable cash compensation, long-term equity-based compensation, consisting primarily of stock options and restricted stock units as provided under our available equity plans, and participation in generally available benefit programs to employees, including 401(k) contributions, health and life insurance benefits.

•	The significant increase in total compensation earned by our named executive officers in 2010 is directly linked to the Company’s exceptional operating and financial performance during 2010 as discussed above. The increase in 2010 is also partly attributable to the Company’s process for establishing equity awards. In 2009, we experienced a reduction in the fair value of equity awards to our named executive officers based on a decrease in stock price between the approval date and the actual grant date of the equity awards. No adjustments were made to compensate for this decrease in value.

•	More than 70% of total variable compensation earned by our named executive officers during 2010 was at risk and subject to future performance by the Company and the individual named executive officer.

•	Rambus has adopted governance procedures and best practices to reflect its commitment to independent and effective decision making in the best interests of stockholders, including the implementation of stock ownership guidelines, the absence of tax gross-ups and special severance benefits, and other perquisites.

Executive Compensation Philosophy and Objectives

Our technology licensing business model requires that we attract, incentivize and retain world class scientific and engineering expertise in all of our fields of technological focus, as well as the executive management and operating personnel required to successfully execute our business strategies that will drive stockholder value. Competition for these qualified individuals at every level is intense due to the foundational nature of the technologies that we develop and the locations in which we operate. Our ability to attract, incentivize and retain world class employee talent is critical to our business and strategy. Accordingly, our overall compensation program and philosophy are specifically designed to support and help drive our long-term value creation, business strategy, and operating performance objectives.

We follow a “Pay-for-Performance” approach to compensation, which is designed to provide competitive total compensation that is based on the achievement of financial and non-financial objectives established for the Company and the individual named executive officer. By rewarding all employees, including our named executive officers, for achievement of well defined and measurable performance objectives, we believe we are furthering the long-term success of the Company and thereby increasing stockholder value. In addition, by allocating a significant portion of total compensation to variable pay, we are able to maintain control over fixed compensation expenses in the form of base salaries, while affording meaningful upside potential that would result from achievement of Company and individual performance from variable pay components.

Our key objective is designing a compensation program for our named executive officers that helps further and support our long-term value creation strategy, and we rely on the following means to achieve this objective:

•	Attracting and retaining senior level executives with superior ability and managerial talent;

•	Closely aligning compensation with the Company’s strategic business and financial objectives through the use of compensation incentives based on well defined and measurable performance objectives for both the individual and the Company;

•	Providing meaningful rewards for achievement of performance objectives;

•	Providing fair, reasonable and market competitive compensation; and

•	Ensuring the exercise of sound corporate governance practices, processes and controls in the establishment of our compensation program.

Our total compensation philosophy is posted on the corporate governance section of our website and available for review at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5113.

Establishing Executive Officer Compensation

The Compensation Committee

The Compensation Committee is responsible for compensation for our senior executive officers, as described under the heading “Compensation Committee” earlier in this Proxy Statement. The Compensation Committee has not delegated any of its authority to subcommittees. As noted in more detail below, the Compensation Committee uses a combination of market data, input from management and independent advisors, and its judgment to evaluate, consider and determine appropriate levels of executive compensation.

The Role of Management in Supporting the Compensation Committee’s Process

Members of the senior management team, including the Senior Vice President of Human Resources, may assist and support the Compensation Committee in determining compensation levels for the named executive officers. As detailed below, management personnel provide support and assistance to the Compensation Committee by working with the Compensation Committee’s independent consultant, compiling third party reports on compensation data, analyzing peer group data, and providing other related compensation information and assessments. Management personnel also help organize and coordinate the executive compensation review and analysis processes employed by the Compensation Committee to establish executive compensation.

The Use of Independent Compensation Consultants

The Compensation Committee has the authority to retain and terminate any compensation consultant, as well as the authority to approve the fees, terms and conditions of any such engagement. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee retains the services of Semler Brossy Consulting Group, LLC (SBCG) to assist in evaluating executive and director compensation programs. SBCG was selected as the consultant to the Compensation Committee in 2007 after an interview process with several compensation consulting firms. SBCG reports directly to the Compensation Committee, and works collaboratively with management and the Chairperson of the Compensation Committee. The Compensation Committee has directed SBCG to regularly provide independent advice on current trends in executive compensation design, including overall levels of compensation, the merits of using particular forms of compensation, the relative weighting of different compensation elements, and the value of particular performance measures on which to base compensation. In addition, SBCG prepares material and analyses for the Compensation Committee on CEO compensation. SBCG has not performed, and does not currently have any other consulting engagements with management, or the Company. The Compensation Committee evaluates the services provided by SBCG on an annual basis.

The Use of Peer Group Comparisons and External Compensation Data

The Compensation Committee analyzes market compensation levels of executives at comparable companies to determine whether the total compensation opportunity available to Rambus’ named executive officers is appropriate and competitive, and consistent with the Company’s compensation philosophy and objectives. Each year, SBCG, together with senior members of our Human Resources department, define and assess the appropriateness of a group of similarly situated companies for purposes of this comparison, referred to in this Proxy Statement as the Compensation Peer Group. The Compensation Committee reviews the Compensation Peer Group as recommended by management and SBCG, and then approves this group for use in the evaluation of named executive officer compensation as discussed below.

The companies within the Compensation Peer Group represents similar attributes to Rambus, including revenue size, technological complexity, similar industry, market capitalization, and number of employees. These attributes were selected so that the Compensation Peer Group would resemble Rambus in a number of areas including industry and performance levels. Moreover, we believe that we compete with companies included in this Compensation Peer Group for executive and employee talent. The 2010 Compensation Peer Group included:

Actel Corporation;

Altera Corporation;

Applied Micro Circuits Corporation;

Atheros Communications Incorporated;

Cree, Inc.;

Cymer, Inc.;

DSP Group, Inc.;

FormFactor, Inc.;

Integrated Device Technology, Inc.;

InterDigital, Inc.;

MIPS Technologies, Inc.;

OmniVision Technologies, Inc.;

Pixelworks, Inc.;

PMC-Sierra, Inc.;

RF Micro Devices, Inc.;

Semtech Corporation;

Silicon Image, Inc.;

Silicon Laboratories Inc.;

SunPower Corporation;

Synopsys, Inc.; and

Tessera Technologies, Inc

The Compensation Peer Group for 2010 was unchanged from the group used for this purpose in 2009. The Compensation Committee reevaluated the Compensation Peer Group for 2011, and determined that the Compensation Peer Group should remain largely unchanged, with the exception of the removal of Pixelworks, Inc. and SunPower Corporation, and the addition of Cavium Networks, Inc.

The Compensation Committee also reviewed data from the Radford Select Executive Compensation Report to supplement the publicly available Compensation Peer Group data. The Radford Executive Survey consists of 700 companies throughout the United States primarily from selected technology industries. The Compensation Committee considered the information available in the Radford Select Executive Compensation Report to assist in establishing named executive officer compensation by considering industry and general best practices, benchmarks and marketplace trends and developments, but without reference to any specific compensation information for any individual company included in this report.

The Process for Establishing Named Executive Officer Compensation

The Compensation Committee evaluates and considers the relevant information referred to above to determine executive compensation in a manner consistent with the Company’s overall compensation philosophy and strategy. The Compensation Committee uses Compensation Peer Group measurements, including percentile targets to assist in the positioning of our named executive officer compensation.

The Compensation Committee attempts to target base salaries at approximately the 50th percentile of the Compensation Peer Group to remain competitive in the marketplace. The Compensation Committee attempts to establish total cash compensation and long-term incentive equity-based compensation for our named executive officers at or around the 75th percentile of the Compensation Peer Group. The Compensation Committee uses the 75th percentile of the Compensation Peer Group as a reference point, rather than as a fixed formula, and retains the right to deviate from this positioning when necessary or appropriate. Total target cash compensation includes both annual fixed base salary and annual variable cash awards. Long-term equity awards consist of stock options and restricted stock units or awards, and are important to ensure alignment of our named executive officers’ interests with those of Rambus stockholders.

For 2010, based on weighted averages, our named executive officers as a group earned: (i) base salaries that were within one percentage point of the 50th percentile target position of the Compensation Peer Group; (ii) total cash compensation that was within one percentage point of the 75th percentile target position of the Compensation Peer Group; and (iii) received equity awards that were within five percentage points of the 75th percentile target position of the Compensation Peer Group.

The Compensation Committee also conducts an annual comprehensive performance assessment of the senior executive team that includes a measurement of pre-established strategic objectives against actual performance, and a review of direct feedback from managers, peers and subordinates. Based on this combination of detailed compensation market analyses and individual performance assessments, the CEO, together with the Senior Vice President of Human Resources, presents annual recommendations for compensation packages for the named executive officers (excluding the CEO), and any adjustments to existing compensation levels, if applicable. The Compensation Committee questions, reviews and deliberates all such recommendations, and approves all named executive officer compensation (excluding the CEO). The Compensation Committee deliberates in a special session closed to management in developing a compensation recommendation for the CEO. Regarding compensation decisions other than equity grants for the CEO, the Compensation Committee may choose to recommend its positions to the independent members of the Board of Directors for review and approval or ratification.

In 2010, the Compensation Committee commenced an annual joint meeting with the Corporate Governance/Nominating Committee to review and discuss Company leadership development, performance objectives and succession planning. This joint meeting assists the Compensation Committee in evaluating executive leadership development and identifying key personnel required to implement the Company’s long-term strategy to ensure appropriate compensation levels.

Executive Compensation Components

The principal components of compensation for our named executive officers are:

•	Annual Base Salary;

•	Annual Variable Cash Compensation;

•	Equity Based Compensation; and

•	All Other Compensation, which includes 401(k) match, health/welfare and other standard benefits.

Annual Base Salary

In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s salary history, current compensation levels, responsibilities, experience, individual and Company performance, and marketplace competitiveness as measured against the Compensation Peer Group and other industry market data. The Compensation Committee evaluates base salaries for the named executive officers on an annual basis. However, there are no formulaic increases. Instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer based on individual employee performance relative to published compensation levels for incumbents of similar positions in the Compensation Peer Group. For 2010, there were no changes in the base salaries of the named executive officers as compared to 2009. For 2011, the Compensation Committee approved minor increases in the base salaries of Messrs. Hughes and Scott and Ms. Holt as reflected below under the table “2011 Corporate Incentive Plan Targets.”

Annual Variable Cash Compensation — Corporate Incentive Plan (CIP)

The Rambus annual variable cash compensation plan, known as the Corporate Incentive Plan (CIP), is intended to award the named executive officers with annual variable cash compensation based upon the achievement of specific levels of both Company and individual performance. While the weighting of percentages may vary based on the individual employee, the overall structure of the CIP is used to provide incentive compensation to all employees, including the named executive officers.

The target variable cash compensation opportunity under the 2010 CIP for our named executive officers had two plan components: (i) 70% of the total variable target opportunity was tied exclusively to the Company’s annual financial performance; and (ii) 30% of the total variable target opportunity was tied directly to individual quarterly performance as measured against specific predefined individual objectives, which we refer to as Management By Objectives (MBOs). In addition, the CIP in 2010 included special cash opportunities tied to the achievement of key strategic goals established by the Compensation Committee as discussed in more detail below.

In February 2011, the Compensation Committee approved the CIP for 2011, which remains structurally consistent with the 2010 CIP design, with certain limited exceptions as noted below. The corporate performance component of the CIP representing 70% of the total variable target compensation opportunity is still tied to Rambus’ annual financial performance, and 30% of the variable target opportunity is still tied directly to achievement quarterly individual MBOs. The CIP for 2011 also includes special cash opportunities tied to the achievement of certain key strategic goals, similar in structure to the CIP in 2010 for this component.

Company Performance Component of the CIP

The 2010 Company performance component was measured and paid based on achievement of an adjusted pre-tax income (APTI) operating target. APTI consists of GAAP pre-tax income adjusted to exclude litigation expenses, certain acquisition related expenses, stock-based compensation expense, previous stock-based compensation restatement and related legal expenses, and any CIP related expenses. One time or any extraordinary expense or income items may also be excluded at the Compensation Committee’s discretion. We have used APTI as our Company performance metric since 2008 because it is a function of both revenue performance and expense management, which aligns employee incentives with revenue growth and the judicious use of Company resources.

If the CIP APTI threshold goal is met, the Company performance component of the CIP will become available for payment to the named executive officers and the other eligible Rambus employees at 50% of the target opportunity amount. This threshold level represents the minimum Company APTI level before any amounts are available for payment under the Company performance component of the CIP. Since achievement of this minimum threshold would not represent significant Company performance as measured by APTI, we have, therefore, included higher incentives for performance by making additional compensation available under this component based on increased levels of APTI. Accordingly, the available payment under the Company performance component of CIP will increase linearly as APTI increases, up to a maximum of 200% of the target variable amount. For historical context, Rambus achieved 128%, 7% and 55% of its APTI goals in 2010, 2009 and 2008, respectively.

While structurally consistent with 2010, rather than APTI, the company performance component of the CIP for 2011 will be measured as a function of earnings before interest expense, taxes, depreciation and amortization, and adjusted to exclude litigation expenses, stock based compensation expense, previous stock-based compensation restatement and related legal expenses, and any CIP related expenses (“Adjusted EBITDA”). Similar to APTI, one time or any extraordinary expense or income items may still also be excluded at the Compensation Committee’s discretion. The primary reason for changing to Adjusted EBITDA for purposes of establishing a company performance target was to adopt a more consistent and commonly applied metric, such as EBITDA, to reflect the Company’s financial performance. APTI and Adjusted EBITDA have been designed within our compensation programs to provide a meaningful measure of overall company financial performance that incorporates multiple components of operating performance that are within the control of our executive management team in furthering our short-term and long-term business objectives.

Please refer to the tabular disclosures later in this Compensation Discussion and Analysis for more details relating to the CIP structure for 2010 and 2011, and the amounts earned by our named executive officers in 2010.

Individual Performance Component of the CIP

Each named executive officer must also achieve certain individual pre-determined strategic business goals in order to earn the MBO component of the CIP. The MBOs are designed to ensure that our named executive officers remain focused on company financial performance while continuing to deliver on individual operational excellence through specific business objectives as captured in the MBOs. The corporate level MBOs are proposed by senior management personnel and approved annually by the Compensation Committee. The individual MBOs are measured on a quarterly basis.

The quarterly MBO component of the CIP is payable upon achievement of the established individual quarterly MBOs with awards available up to 125% of the targeted amount under the MBO component of the CIP, with any payment above 125%, up to the maximum 200%, entirely dependent on overall company APTI performance. Payments of the MBO component above 125% are not available unless APTI performance under the Company performance component exceeds 100% of the predefined threshold amount for Company performance.

The individual MBOs tie directly to our overall operating plan objectives as approved by the Board of Directors. The 2010 MBOs for the named executive officers were tied to one or more of the following strategic business objectives because we felt these objectives would address the Company’s goals of driving financial performance and are critical to the Company’s success:

1. Continue momentum, solidify and expand our position within the existing businesses

2. Develop new technology portfolios and diversify into new technology areas to grow our revenue

3. Build operational support to facilitate and optimize our licensing business model and platform

4. Establish long-term licensing strategies and execute on new and pending engagements

5. Achieve litigation results which enhance and accelerate our ability to monetize our innovations

For fiscal year 2011, the established MBOs are similar to 2010, including specific customer goals, licensing objectives, specific technology development milestones, internal control and process improvements and achievement of certain productivity initiatives. Rambus believes that the 2011 CIP individual MBO goals are challenging but achievable, although some of the components require successful business and legal developments involving third parties. Subject to these third party developments, if each named executive officer performs his or her duties at the level of an excellent or very good performance rating, the MBO goals should be obtainable.

Key Strategic Goal Component in 2010 and 2011

As an additional component of the CIP, the Compensation Committee has established certain key strategic objectives for 2010 and 2011 that have a direct impact on the amount of compensation available under the CIP for all employees, including the named executive officers. Each special strategic goal is tied to a defined event that is expected to have a significant and long-term impact on the Company’s operating results and financial condition. In this regard, the special strategic goals are based on the achievement of objective and quantifiable financial results and any payment under this component is based on a pre-defined formula directly tied to the actual results. The Compensation Committee has reviewed and established each of the special strategic goals in advance of each compensation cycle on an annual basis.

In 2010, the Compensation Committee first established the 2010 CIP for certain key strategic objectives expected to significantly strengthen the Company’s financial performance, positioning for future performance, and the ability to execute successfully on the licensing platform and business model. Upon satisfaction of such specified strategic goals, the named executive officers, as well as all eligible employees, would receive additional variable cash compensation, based on the actual achievement of the financial and other targets established by the Compensation Committee. The maximum variable cash compensation available under each key strategic goal may not exceed, in each case, 200% of the total target compensation payable under the CIP for both Company and individual performance.

In January 2010, the Compensation Committee determined that the Samsung settlement represented a key strategic goal that was successfully met, and authorized payment under the special strategic component of the CIP to be paid in the first calendar quarter of 2011. As a result, the named executive officers and other eligible Rambus employees received a payment equaling 200% of the specified target variable cash compensation amount, in addition to any other amounts paid under the base 2010 CIP. The Samsung settlement not only involved the settlement of various legal disputes between Samsung and the Company, but represented an opportunity for an ongoing, mutually beneficial commercial relationship, all of which the Compensation Committee took into account in determining the achievement of this 2010 CIP strategic target payment. In total, the Samsung settlement and related agreements are currently expected to result in approximately $700 million in direct proceeds to be paid to the Company over the term of these agreements, in addition to the amounts received in exchange for an investment in the Company by Samsung. Moreover, the Compensation Committee recognized the tremendous time and effort required by the named executive officers and all of the employees at the Company in the achievement of this historic result, and the resulting fundamental change in the Company’s position in the marketplace as a result thereof.

The Compensation Committee also established additional special strategic objectives under the 2010 CIP, which were not met prior to the end of the calendar year 2010. In light of the strategic importance of these additional objectives to the Company, the Compensation Committee retained this element of the compensation program in the 2011 CIP. There is a maximum of two additional strategic goals that would potentially give rise to a payment under the special strategic component of the 2011 CIP. If both of these additional strategic goals are met with maximum determined success, the maximum additional payment would be no more than 400% of the target variable cash payment amount, in addition to any payments stemming from the base 2011 CIP. Payment of awards under this special strategic component of the 2011 CIP for our named executive officers shall be made in equal installments in the two annual periods following achievement of the objectives. While these other special strategic goals are components of the 2011 CIP, the Compensation Committee, in its discretion, may determine to include these additional strategic goals for future, multiple years as part of any future CIP if not achieved in 2011, or adjust or terminate this element in any future CIP structures based on business and legal developments over the coming years. Each special strategic objective is based on achievement of a specified, defined event, and will be either objectively accomplished, or not accomplished during the applicable period. Whether accomplished or not accomplished, the Compensation Committee has no intention to create additional special strategic objectives beyond those specifically defined under the 2011 CIP as an ongoing element of the Company’s executive compensation program.

The Compensation Committee determined that this incentive structure, which provides significant rewards for achievement of these specific strategic goals, is consistent with the Company’s total compensation philosophy and aligns the incentives of employees, including the named executive officers, with the best interests of Rambus’ stockholders. In this regard, the Compensation Committee believes that any achievement of a key strategic goal as defined under the 2011 CIP will result in significant value for Rambus stockholders. Achievement of any one of the special strategic goals will be challenging to achieve, and will require significant efforts of the named executive officers and all other employees of the Company. Such achievement will also represent multiple years of effort, recoupment of significant expenses, a return on investments made in prior years, and outstanding operating results that are expected to have a transformative, long-term impact on the Company’s ability to successfully implement and execute its strategy.

The following table illustrates the structure of the 2010 CIP and cash compensation available to the named executive officers in 2010:

2010 Corporate Incentive Plan Targets

		% of	Total CIP					Total
		Base	Target				CIP - Target	Eligible
		Salary	(excluding			CIP -	Payout under	Payout
		increase	Special	% of	CIP - MBO	Corporate	Special	(800% of
	Base	from	Strategic	Base	Component	Component	Strategic	Total CIP
Executive	Salary	2009	Objectives)	Salary	Target	Target	Objectives	Target)

Harold Hughes	$480,000	0%	$480,000	100%	$144,000	$336,000	$2,880,000	$3,840,000
Satish Rishi	$325,000	0%	$240,000	73.8%	$72,000	$168,000	$1,440,000	$1,920,000
Thomas R. Lavelle	$325,000	0%	$275,000	84.6%	$82,500	$192,500	$1,650,000	$2,200,000
Sharon E. Holt	$320,000	0%	$275,000	85.9%	$82,500	$192,500	$1,650,000	$2,200,000
Martin Scott	$320,000	0%	$240,000	75%	$72,000	$168,000	$1,440,000	$1,920,000

The following table illustrates cash amounts earned by the named executive officers in 2010, including base salary and each of the cash components of CIP paid in the 2010:

2010 Corporate Incentive Plan Earned Payments*

							Total 2010
							CIP Payout
		% of Base			CIP - Bonus	CIP - Payout	(including
		Salary		CIP -	Payout (excluding	under Special	Special
	Base	increase from	CIP - MBO	Corporate	Special Strategic	Strategic	Strategic
Executive	Salary	2009	Achievement	Achievement	Objectives)	Objectives	Objectives)

Harold Hughes	$480,000	0%	$188,640	$429,156	$617,796	$960,000	$1,577,796
Satish Rishi	$325,000	0%	$94,320	$214,578	$308,898	$480,000	$788,898
Thomas R. Lavelle	$325,000	0%	$108,075	$245,871	$353,946	$550,000	$903,946
Sharon E. Holt	$320,000	0%	$108,075	$245,871	$353,946	$550,000	$903,946
Martin Scott	$320,000	0%	$94,320	$214,578	$308,898	$480,000	$788,898

*	CIP payments were earned based on results in 2010 but actual payments occurred during the first calendar quarter of 2011.

The following table illustrates base salary and each of the cash components available under the CIP in 2011:

2011 Corporate Incentive Plan Targets

			2011 Total
			CIP Target				Maximum Target
		% of Base	(excluding			2011 CIP-	Bonus Payout
	2011	Salary	Special	% of	2011 CIP - MBO	Corporate	(including Special
	Base	increase	Strategic	Base	Component	Component	Strategic
Executive	Salary	from 2010	Objectives)	Salary	Target	Target	Objectives)

Harold Hughes	$500,000	4%	$500,000	100%	$150,000	$350,000	$3,000,000
Satish Rishi	$325,000	0%	$270,000	83.1%	$81,000	$189,000	$1,620,000
Thomas R. Lavelle	$325,000	0%	$300,000	92.3%	$90,000	$210,000	$1,800,000
Sharon E. Holt	$325,000	1.5%	$300,000	92.3%	$90,000	$210,000	$1,800,000
Martin Scott	$325,000	1.5%	$270,000	83.1%	$81,000	$210,000	$1,620,000

Long-Term Equity Based Compensation

Our named executive officers are eligible to participate in the 2006 Equity Incentive Plan (the “2006 Plan”). In determining the amount of equity granted to each named executive officer, the Compensation Committee reviews the number of shares and the grant date fair value of equity awards made to executives at companies within the Compensation Peer Group. The Compensation Committee also takes into account equity participation by comparable employees within Rambus, external competitive circumstances, overall ownership and vesting schedules of existing equity held by the named executive officer, and each named executive officer’s performance and contribution during the completed fiscal year.

The Compensation Committee evaluates the proper allocation of stock options, restricted stock or restricted stock units, and other equity based compensation awards annually to ensure that the grants appropriately reflect our strategic and financial objectives. As a result of these evaluations, the Compensation Committee has approved equity grants to all of our named executive officers in each of 2010 and 2011.

Annual equity awards in 2010 to named executive officers, including the CEO, were apportioned so that 75% of the total equity value was provided in stock options and 25% of the total equity value was provided in restricted stock units (RSUs). The Compensation Committee established the option/RSU allocation to reflect the belief that value in equity compensation should be earned based on the growth in our stock price vis-à-vis the exercise price of stock options, balanced against the retention value of RSUs. The Compensation Committee believes this allocation was appropriate because it aligns the incentives of our named executive officers with the long-term interests of our stockholders. To encourage retention, we apply a 5-year vesting schedule on stock option grants and a 4-year vesting schedule for RSU grants.

For 2011, the Compensation Committee maintained the allocation of 75% total equity value in stock options and 25% in RSUs for all named executive officers including the CEO. These awards were effective February 1, 2011 pursuant to the Company’s equity awards guidelines.

Long-term equity awards to the named executive officers are established and approved by the Compensation Committee annually prior to the effective date of such grants. When establishing the number and structure of these awards, the Compensation Committee attempts to achieve a certain targeted fair value consistent with the guidelines discussed in this Compensation Discussion and Analysis, including targeting the total award at or around the 75th percentile of the Compensation Peer Group. The targeted fair value is then converted into the appropriate number of stock options and RSUs awarded to each named executive officer. As with all equity awards, the stock price and stock option valuations will fluctuate between the establishment date of the awards and the actual date on which the awards are granted. As a result, the reported fair values of the awards in the compensation tables in this proxy statement will likely vary from the targeted grant values established by the Compensation Committee due to changes in stock price and stock option valuation. In recent years, the timing and process for establishing long-term equity awards has been as follows:

•	During the last calendar quarter of each year, the Compensation Committee meets to review, discuss, and formulate the targeted equity values for the named executive officers based on the criteria and methodologies discussed in this Compensation Discussion and Analysis above;

•	Following the foregoing analysis, in January of the successive calendar year, the Compensation Committee approves the form, structure and amount of the specific long-term equity awards for each of the named executive officers; and

•	On February 1st of the same year, the equity awards are granted to each of the named executive officers, and become effective pursuant to the Company’s equity award guidelines as discussed below.

Given this time delay, there are fluctuations in stock price and stock option valuation from the date of establishment of the targeted values of the equity awards to the actual, effective grant date of the awards on February 1st. As an example of this fluctuation, the table below reflects the targeted and reported grant values for equity awards granted in 2009, 2010, and 2011 for Harold Hughes, our Chief Executive Officer.

Comparison of Targeted and Actual Reported
Value for Equity Awards for Harold Hughes

Fiscal Year	Approximate	Actual
Ending	Targeted	Reported
December 31	Value	Value

2010	$2,400,000	$2,562,000
2009	$2,300,000	$1,126,000
2008	$2,000,000	$1,791,638

As this table illustrates, the Compensation Committee’s approved and targeted values are generally more consistent year-over-year, while the reported values fluctuate based on changes in stock price and stock option valuation. Over time, we believe our long-term equity awards will more closely align with the targeted values established by the Compensation Committee. Since the Company cannot predict stock price and stock option valuation volatility, the Compensation Committee will continue to employ the guidelines discussed in this Compensation Discussion and Analysis when establishing targeted values for long-term equity awards.

Other Elements of Executive Compensation

Equity Granting Guidelines

Pursuant to our equity award guidelines, the Compensation Committee may, at its discretion, grant equity awards to Section 16(b) executives that become effective on February 1st of each year. If February 1st is not a trading day, the grants become effective and are priced as of the next trading day. The number of shares granted to each Section 16(b) executive was approved by the Compensation Committee prior to the February 1st award date.

Rambus continues to focus on achieving and maintaining an appropriate industry standard measure of equity usage. The following table illustrates both our equity usage rate as a percentage of total outstanding stock for a three year period beginning in 2007 through 2009, as compared to the median values of the Compensation Peer Group. The table presents information as of the date reflected on the front of the Form 10-K for each year included below.

Equity Usage Measure		2009	2008	2007

Rate of Usage (% of total outstanding stock)*	Compensation Peer Group Median Value	4.7%	4.6%	4.1%
	Rambus	1.6%	2.8%	3.4%

The equity usage measure for 2010 was not available at the time of the filing of this Proxy statement.

*	The Rate of Usage is calculated by dividing (a) the sum of all equity awards granted and equity awards assumed (without taking into account cancellations) by (b) the total outstanding shares of common stock on the measurement date. A conversion factor of 1.5x is used for any full value awards, which would include any restricted stock awards or restricted stock units, when determining the sum of all equity awards granted for purposes of the calculation.

Stock Ownership Guidelines

In February 2011, our Board approved revised stock ownership and retention guidelines for executive officers, including the named executive officers, and directors. Under these guidelines, our named executive officers and other executive officers are expected to accumulate and hold Common Stock with a value that is equal to or greater than two to five times of their annual base salary, and to maintain this minimum amount throughout their tenure. The CEO will be expected to accumulate and hold an equivalent value of five times his/her annual base salary, all other named executive officers will be expected to accumulate and hold an equivalent value of three times their annual base salaries. All executive officers, including the named executive officers, have five years to achieve this accumulated value requirement from the date that the executive officer assumes his or her position. Elements that will qualify towards ownership goals will include: the value of vested and unvested restricted stock and restricted stock units, vested and unexercised stock options, shares acquired under our Employee Stock Purchase Plan and any other shares of Common Stock owned outright. As of December 31, 2010, all of our named executive officers had met their ownership requirements.

Tax Considerations in Establishing Executive Compensation

The Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended when determining executive compensation. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1,000,000 per executive per year, but excludes from the calculation of the $1,000,000 limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. Our 2006 Plan permit the Compensation Committee to grant equity awards that are “performance-based” and thereby meet such requirements, so that they are fully tax-deductible by us. All of the stock options granted to our executive officers are intended to qualify under Section 162(m) as performance-based compensation. However, earned restricted stock units and annual variable cash awards paid to our executive officers under our current annual incentive plan may not be deductible as these awards may not qualify as “performance-based compensation” for purposes of Section 162(m). The Compensation Committee intends to continue evaluating all of our executive compensation and will qualify such compensation as performance based compensation under Section 162(m) to the extent applicable, and so long as the Compensation Committee determines that doing so is in the Company’s best interests.

The Compensation Committee also considers the effects of Section 409A of the Internal Revenue Code when granting or providing compensation. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. In order to avoid additional tax under Section 409A, we structure equity awards and other applicable compensation in a manner intended to comply with applicable Section 409A requirements.

Compensation Adjustment or Recovery

The Compensation Committee has no formal policy with respect to the adjustment or recovery of compensation as a result of material changes in our financial statements requiring an accounting restatement. However, the Compensation Committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on the part of an executive of Rambus. The Compensation Committee will continue to evaluate and determine if a formal adjustment or recovery policy is either required or appropriate in light of developments in applicable laws and regulations.

401(k) Plan, Health and Life Insurance Premiums and Generally Available Benefit Programs

Our named executive officers are eligible to participate in our 401(k) plan on the same terms as other participating employees. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation that has been contributed to the plan.

In addition, all named executive officers and other employees are eligible to participate in all health and welfare benefits offered by us in accordance with the terms and conditions of such non-discriminatory plans or arrangements.

We do not provide post-retirement health coverage for our named executive officers or other employees.

All named executive officers are eligible to elect to participate in our Employee Stock Purchase Plan, which provides Company employees the opportunity to purchase Company Common Stock through accumulated payroll deductions, on the same terms as other Company employees.

Rambus does not provide any pension arrangements, perquisites not generally available to the broad employee population, or other compensation to its named executive officers.

Employment and Retention Agreements

All of our employees, including our named executive officers, are employees-at-will and as such do not have term employment contracts with us, except in the case of some employees of our foreign subsidiaries and employees who have joined us through acquisitions. The Compensation Committee periodically evaluates the need for such agreements with respect to market practices in order to remain competitive and attract and retain executive officers and other employees, including in connection with acquisitions. We may determine that it is in the best interest of the Company to enter into such agreements in the future.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s named executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more named executive officers serving on the Board of Directors or Compensation Committee.

Compensation Program Risk Evaluation

The Compensation Committee reviewed the elements of named executive compensation to determine whether any portion of the overall program encouraged excessive risk taking. Following this assessment, the Compensation Committee believes that, although the majority of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. We believe that the design of these compensation programs encourage Rambus named executive officers to remain focused on both short-term and long-term strategic goals.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE

Penelope A. Herscher (Chairperson)
David Shrigley
Eric Stang

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation information for 2008, 2009 and 2010 for the named executive officers.

Summary Compensation
For Fiscal Years 2008, 2009 and 2010

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Title	Year	($)	(1)($)	(1)($)	(2)($)	(3)($)	($)

Harold Hughes	2010	480,000	636,160	1,481,916	1,577,796	28,387	4,204,259
Chief Executive Officer and	2009	476,667	290,700	837,236	143,399	26,007	1,774,009
President	2008	440,000	1,429,920	361,718	242,000	25,593	2,499,231
Satish Rishi	2010	325,000	181,760	419,658	788,898	28,387	1,743,703
Senior Vice President,	2009	324,437	88,031	256,150	72,000	24,348	764,966
Finance and Chief Financial Officer	2008	318,240	238,320	452,148	132,000	25,301	1,166,009
Thomas R. Lavelle	2010	325,000	227,200	459,001	903,946	47,045	1,962,192
Senior Vice President	2009	323,917	88,031	256,150	82,500	20,068	770,666
and General Counsel	2008	312,000	599,320	452,148	132,000	20,218	1,515,686
Sharon E. Holt	2010	320,000	227,200	445,886	903,946	53,993	1,951,025
Senior Vice President, GM	2009	319,333	88,031	256,150	80,438	18,241	762,193
Semiconductor Business Group	2008	312,000	599,320	452,148	151,250	28,418	1,543,136
Martin Scott	2010	320,000	181,760	419,658	788,898	29,035	1,739,351
Senior Vice President,	2009	318,467	88,031	256,150	72,000	24,996	759,644
GM New Business Group	2008	301,600	559,600	339,111	112,750	25,890	1,338,951

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Amounts for fiscal year 2010 consist of compensation earned for services rendered in fiscal year 2010 and are based upon the achievement of certain targets under the 2010 Corporate Incentive Plan targets. The target and achievement results were reviewed and approved by the Compensation Committee. The plan is further described under “Compensation Discussion & Analysis — Executive Compensation Components.”

(3)	In addition to any specific other compensation disclosed with respect to individual named executive officers, amounts reported in the “All Other Compensation” column for 2010 and previous years consist of matching contributions to the named executive officers’ 401(k) accounts and premiums paid for health and welfare insurance policies.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2010. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2010 Year-End Table that follows.

Grants of Plan Based Awards

									All Other	All Other
									Stock	Option
									Awards	Awards;	Exercise	Grant Date
									Number	Number of	or Base	Fair Value of
			Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payments Under Equity			of Shares	Securities	Price of	Stock &
			Awards(1)			Incentive Plan Awards			or Stock	Underlying	Option	Options
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(2)(#)	(3)(#)	($/Sh)	($)(4)

Harold Hughes	02/01/2010	01/27/2010	—	—	—	—	—	—	28,000	—	0.00	636,160
	02/01/2010	01/27/2010	—	—	—	—	—	—	—	113,000	22.72	1,481,916
	—	01/27/2010	240,000	480,000	3,840,000
Satish Rishi	02/01/2010	01/27/2010	—	—	—	—	—	—	8,000	—	0.00	181,760
	02/01/2010	01/27/2010	—	—	—	—	—	—	—	32,000	22.72	419,658
	—	01/27/2010	120,000	240,000	1,920,000
Thomas R. Lavelle	02/01/2010	01/27/2010	—	—	—	—	—	—	10,000	—	0.00	227,200
	02/01/2010	01/27/2010	—	—	—	—	—	—	—	35,000	22.72	459,001
	—	01/27/2010	137,500	275,000	2,200,000
Sharon E. Holt	02/01/2010	01/27/2010	—	—	—	—	—	—	10,000	—	0.00	227,200
	02/01/2010	01/27/2010	—	—	—	—	—	—	—	34,000	22.72	445,886
	—	01/27/2010	137,500	275,000	2,200,000
Martin Scott	02/01/2010	01/27/2010	—	—	—	—	—	—	8,000	—	0.00	181,760
	02/01/2010	01/27/2010	—	—	—	—	—	—	—	32,000	22.72	419,658
	—	01/27/2010	120,000	240,000	1,920,000

(1)	Amounts shown are estimated payouts for fiscal year 2010 to the named executive officers based on the 2010 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Executive Compensation Components.” Actual bonuses received by these named executive officers for fiscal 2010 are reported in the Summary Compensation for Fiscal Year 2010 table under the column entitled “Non-Equity Incentive Plan Compensation” and described under “Compensation Discussion & Analysis — Executive Compensation Components.”

(2)	Restricted stock units granted to all named executives on February 1, 2010.

(3)	The stock options were granted as part of the Company’s regular performance review process and vest based on the executive continuing to provide services to the company through the applicable vesting dates. See the “Compensation Discussion and Analysis” and “Outstanding Equity Awards at Fiscal Year-End” for additional information with respect to these stock option grants.

(4)	The value of a stock award or stock option award is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist of restricted stock unit awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our Common Stock at such date in the future when the option is exercised exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2010. Unvested stock awards reported in the Grants of Plan-Based Awards table on the previous page are also included in the table below.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan	Equity
				Equity						Awards: #	Incentive
				Incentive						of	Plan Awards:
				Plan						Unearned	Mkt or
				Awards:						Shares,	Payout Value
	# of		# of	# of					Mkt Value of	Units or	of Unearned
	Securities		Securities	Securities			# of Shares or		Shares, or	Other	Shares, Units
	Underlying		Underlying	Underlying			Units of		Units of Stock	Rights	or Other
	Unexercised		Unexercised	Unexercised	Option	Option	Stock		That Have	That Have	Rights That
	Options (#)		Options (#)	Unearned	Exercise	Expiration	That Have		Not Vested	Not	Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date	Not Vested (#)		($)(1)	Vested (#)	Vested ($)

Harold Hughes	18,833	(2)	94,167	—	22.72	2/1/2020	—		—	—	—
	—		—	—	—	—	28,000	(3)	573,440	—	—
	48,400	(4)	83,600	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	25,500	(5)	522,240	—	—
	18,133	(6)	13,867	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	12,000	(7)	245,760	—	—
	191,666	(8)	58,334	—	18.69	2/1/2017	—		—	—	—
	265,500	(9)	4,500	—	22.94	1/6/2016	—		—	—	—
	250,000	(10)	—	—	21.51	1/10/2015	—		—	—	—
	14,543	(11)	—	—	16.07	10/1/2014	—		—	—	—
	40,000	(12)	—	—	17.51	6/2/2013	—		—	—	—
Satish Rishi	5,333	(13)	26,667	—	22.72	2/1/2020	—		—	—	—
	—		—	—	—	—	8,000	(14)	163,840
	14,808	(15)	25,577	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	7,722	(16)	158,147	—	—
	22,666	(17)	17,334	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	6,000	(18)	122,880	—	—
	—		—	—	—	—	25,000	(19)	512,000	—	—
	76,666	(20)	23,334	—	18.69	2/1/2017	—		—	—	—
	205,333	(21)	14,667	—	40.80	4/11/2016	—		—	—	—
Thomas R. Lavelle	5,833	(22)	29,167	—	22.72	2/1/2020	—		—	—	—
	—		—	—	—	—	10,000	(23)	204,800	—	—
	14,808	(24)	25,577	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	7,722	(25)	158,147	—	—
	—		—	—	—	—	10,000	(26)	204,800	—	—
	22,666	(27)	17,334	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	6,000	(28)	122,880	—	—
	—		—	—	—	—	10,000	(29)	204,800	—	—
	156,666	(30)	43,334	—	19.16	1/3/2017	—		—	—	—
Sharon E. Holt	5,666	(31)	28,334	—	22.72	2/1/2020	—		—	—	—
	—		—	—	—	—	10,000	(32)	204,800
	14,808	(33)	25,577	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	7,722	(34)	158,147	—	—
	—		—	—	—	—	10,000	(35)	204,800	—	—
	22,666	(36)	17,334	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	6,000	(37)	122,880	—	—
	61,333	(38)	18,667	—	18.69	2/1/2017	—		—	—	—
	73,750	(39)	1,250	—	22.94	1/6/2016	—		—	—	—
	32,000	(40)	—	—	24.04	12/3/2014	—		—	—	—
	200,000	(41)	—	—	16.76	8/2/2014	—		—	—	—
Martin Scott	5,333	(42)	26,667	—	22.72	2/1/2020	—		—	—	—
	—		—	—	—	—	8,000	(43)	163,840	—	—
	14,808	(44)	25,577	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	7,722	(45)	158,147	—	—
	—		—	—	—	—	10,000	(46)	204,800	—	—
	17,000	(47)	13,000	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	5,000	(48)	102,400	—	—
	—		—	—	—	—	5,000	(49)	102,400	—	—
	156,666	(50)	43,334	—	19.16	1/3/2017	—		—	—	—

(1)	The market value is calculated using the closing price of our Common Stock of $20.48 on December 31, 2010 (the last trading day of 2010), as reported on The Nasdaq Global Select Market, multiplied by the unvested stock amount.

(2)	The option was granted on February 1, 2010. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2015.

(3)	The restricted stock unit was granted on February 1, 2010. The grant shall vest in equal installments of 7,000 shares on each anniversary of the grant date until one-hundred percent vested.

(4)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(5)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 8,500 shares on each anniversary of the grant date until one-hundred percent vested.

(6)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(7)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 6,000 shares on each anniversary of the grant date until one-hundred percent vested.

(8)	The option was granted on February 1, 2007. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2012.

(9)	The option was granted on January 6, 2006. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 6, 2011.

(10)	The option was granted on January 10, 2005. Options representing 1/48th of the shares vested monthly during the four year period following the grant date.

(11)	The option was granted on October 1, 2004. Options representing 1/48th of the shares vested monthly over the four year period following the grant date.

(12)	The option was granted on June 2, 2003. Options representing 5,000 shares vested on December 2, 2003, and the remaining options vested in equal monthly installments until they were fully vested on June 2, 2007.

(13)	The option was granted on February 1, 2010. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2015.

(14)	The restricted stock unit was granted on February 1, 2010. The grant shall vest in equal installments of 2,000 shares on each anniversary of the grant date until one-hundred percent vested.

(15)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(16)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary of the grant date until one-hundred percent vested.

(17)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(18)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary of the grant date until one-hundred percent vested.

(19)	The restricted stock unit was granted on October 18, 2007. 25,000 units vested respectively on February 1, 2008, February 2, 2009, and February 1, 2010. The remaining 25,000 shares shall vest on February 1, 2011.

(20)	The option was granted on February 1, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2012.

(21)	The option was granted on April 11, 2006. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on April 11, 2011.

(22)	The option was granted on February 1, 2010. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2015.

(23)	The restricted stock unit was granted on February 1, 2010. The grant shall vest in equal installments of 2,500 shares on each anniversary of the rant date until one-hundred percent vested.

(24)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(25)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary of the grant date until one-hundred percent vested.

(26)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary of the grant date until one-hundred percent vested.

(27)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(28)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary of the grant date until one-hundred percent vested.

(29)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 10,000 units on each anniversary date of the hire date until they are fully vested.

(30)	The option was granted on January 3, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 3, 2012.

(31)	The option was granted on February 1, 2010. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2015.

(32)	The restricted stock unit was granted on February 1, 2010. The grant shall vest in equal installments of 2,500 shares on each anniversary of the grant date until one-hundred percent vested.

(33)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(34)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary of the grant date until one-hundred percent vested.

(35)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary of the grant date until one-hundred percent vested.

(36)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(37)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary of the grant date until one-hundred percent vested.

(38)	The option was granted on February 1, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2012.

(39)	The option was granted on January 6, 2006. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 6, 2011.

(40)	The option was granted on December 3, 2004. Options representing 1/12th of the total grant vested in monthly installments on January 31, 2009 until they were fully vested on December 31, 2009.

(41)	The option was granted on August 2, 2004. Options representing 1/10th of the shares vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on August 2, 2009.

(42)	The option was granted on February 1, 2010. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2015.

(43)	The restricted stock unit was granted on February 1, 2010. The grant shall vest in equal installments of 2,000 shares on each anniversary of the grant date until one-hundred percent vested.

(44)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(45)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary of the grant date until one-hundred percent vested.

(46)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary of the grant date until one-hundred percent vested.

(47)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(48)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 2,500 shares on each anniversary of the grant date until one-hundred percent vested.

(49)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 5,000 units on each anniversary of the grant date until one-hundred percent vested.

(50)	The option was granted on January 3, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 3, 2012.

Each of the options and other equity awards reflected on the table above were issued under the 1997 Plan, the 1999 Plan or the 2006 Plan, which are plans that were or are available to all of our employees.

In the case of the 1997 Plan and the 1999 Plan, if a “merger” of the Company occurs, as defined in the relevant plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. Following such assumption or substitution, if the participant’s status as a service provider is terminated by the successor corporation as a result of an “involuntary termination” other than for “cause,” each as defined in the relevant plan, within twelve months following the merger, then the participant will fully vest and have the right to exercise all of his or her options and will convert any other equity awards into shares of Common Stock (commonly referred to as a “double-trigger” termination). In the event that the successor company refuses to assume or substitute for the equity award the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met immediately prior to the merger.

In the case of the 2006 Plan, in the event of a “change of control” of the Company, as defined in the plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the 2006 Plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the 2006 Plan provides that if a successor company assumes outstanding options or substitutes for options with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an Involuntary Termination (as defined below) other than for Cause (as defined below) within twelve months following the change in control, the option will immediately vest and become exercisable as to 100% of the shares subject to the option.

For purposes of the 2006 Plan form option agreement, “Cause” will mean (i) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the participant, (ii) the participant’s conviction of a felony, (iii) a willful act by the participant which constitutes gross misconduct and which is injurious to the successor company, and (iv) following delivery to the participant of a written demand for performance from the successor company which describes the basis for the successor company’s belief that the participant has not substantially performed his or her duties, continued violations by the participant of the participant ’s obligations to the successor company which are demonstrably willful and deliberate on the participant’s part.

For purposes of the 2006 Plan form option agreement, any of the following events shall constitute an “Involuntary Termination”: (i) without the participant’s express written consent, a significant reduction of the participant’s duties, authority or responsibilities, relative to the participant’s duties, authority or responsibilities as in effect immediately prior to the change in control, or the assignment to the participant of such reduced duties, authority or responsibilities; (ii) without the participant’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the participant immediately prior to the change in control; (iii) a reduction by the successor company in the base salary of the participant as in effect immediately prior to the change in control; (iv) a material reduction by the successor company in the kind or level of employee benefits, including bonuses, to which the participant was entitled immediately prior to the change in control with the result that the participant’s overall benefits package is significantly reduced; (v) the relocation of the participant to a facility or a location more than fifty miles from the participant’s then present location, without the participant’s express written consent; (vi) any purported termination of the participant by the successor company which is not effected for disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Participant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting (1)($)

Harold Hughes	—	—	14,500	329,950
Satish Rishi	—	—	40,574	911,486
Thomas R. Lavelle	—	—	20,574	462,796
Sharon E. Holt	—	—	10,574	218,796
Martin Scott	—	—	15,074	306,986

(1)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-in-Control

We have no contractual arrangements with our named executive officers that would provide payments upon termination or change-in-control. Outstanding equity awards may vest upon a “double-trigger” termination in the event of a change-in-control, as provided under the applicable equity plan and as described under the “Outstanding Equity Awards at Fiscal 2010 Year-End” table. This accelerated vesting applies to all awards made under the plans and is not specific to awards made to our named executive officers. The following table summarizes the value of the potential accelerated vesting to each named executive officer.

			Total Value of
	Value of	Value of	Accelerated
	Accelerated	Accelerated	Options and
Name	Stock Options ($)	Stock Awards ($)	Stock Awards ($)

Harold Hughes	2,225,035	1,341,440	3,566,475
Satish Rishi	685,593	956,867	1,642,460
Thomas R. Lavelle	770,593	895,427	1,666,020
Sharon E. Holt	1,393,793	690,627	2,084,420
Martin Scott	764,393	731,587	1,495,980

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2010.

Director Compensation
For Fiscal Year 2010

							Change in
							Pension and
							Value and
	Fees						Non-Qualified
	Earned					Non-Equity	Deferred
	or Paid		Stock		Option	Incentive Plan	Compensation	All Other
	in Cash		Awards(1)		Awards	Compensation	Earnings	Compensation	Total
Name	($)		($)		($)	($)	($)	($)	($)

J. Thomas Bentley	65,000		160,038	(2)	—	—	—	—	225,038
Sunlin Chou	50,000		160,038	(3)	—	—	—	—	210,038
Bruce Dunlevie	65,000		160,038	(4)	—	—	—	—	225,038
P. Michael Farmwald	40,000		160,038	(5)	—	—	—	—	200,038
Penelope A. Herscher	60,000		160,038	(6)	—	—	—	—	220,038
David Shrigley	40,000		160,038	(7)	—	—	—	—	200,038
Abraham Sofaer	40,009	(8)	160,038	(9)	—	—	—	—	200,047
Eric Stang	40,000		160,038	(10)	—	—	—	—	200,038

(1)	Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Mr. Bentley also had options to purchase an aggregate of 92,917 shares outstanding as of December 31, 2010.

(3)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Dr. Chou also had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2010.

(4)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Mr. Dunlevie also had options to purchase an aggregate of 140,000 shares outstanding as of December 31, 2010.

(5)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Dr. Farmwald also had options to purchase an aggregate of 100,000 shares outstanding as of December 31, 2010.

(6)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Ms. Herscher also had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2010.

(7)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Mr. Shrigley also had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2010.

(8)	Mr. Sofaer elected to receive 1,997 shares of Common Stock in lieu of board fees for fiscal year 2010. The respective closing values to determine the amount of shares issued were $21.85 on March 31, 2010; $17.52 on June 30, 2010; $20.84 on September 30, 2010; and $20.48 on December 31, 2010.

(9)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Mr. Sofaer also had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2010.

(10)	Reflects the compensation costs recognized in 2010 associated with a restricted stock unit award of 7,672 shares of Common stock made on October 1, 2010 with a fair value as of the grant date of $20.86 per share disregarding forfeiture assumptions. Mr. Stang also had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2010.

Overview of Compensation and Procedures

No changes were made to our Board pay practices in 2010.

In 2008, as a result of our annual review of Rambus Board pay practices and competitive positioning, changes were recommended and adopted to our Board pay practices. The Compensation Committee reviewed materials from SBCG detailing benchmark and competitive pay practices both within our peer group and across public companies in general. A decision was made to discontinue the annual equity stock option grant and replace this award with an annual RSU equity grant with an approximate fair market value equal to $160,000 at the time of grant. Our decision to denominate the annual RSU grant in terms of value instead of number of shares will help address year-over-year volatility and provides consistent alignment with our

Compensation Peer Group. This revision to the Director Plan acknowledges their commitment of time and consultation and will continue to be benchmarked to industry and peer group compensation practices.

Summary of Director Plan

Annual Retainer.  Each independent director receives an annual retainer of $40,000 in cash. The Chairpersons of the Board and Audit Committee each receive an additional annual retainer of $25,000. The Chairperson of the Compensation Committee receives an additional annual retainer of $20,000. The Chairperson of the Corporate Governance and Nominating Committee receives an additional annual retainer of $10,000. Each annual retainer is paid in quarterly installments. The annual retainers were not increased for 2010.

Annual Equity Grant.  Each independent director receives an annual equity grant of such number of restricted stock units (“RSUs”) with an approximate fair market value equal to $160,000 at the time of grant. This annual equity grant represents a change from the annual equity grant of an option to purchase 20,000 shares of Common

Stock which the independent directors previously received in 2008. This change was made after reviewing the market data of our competitors and to reflect the time commitments our independent directors are asked to make to the Company. The RSU grants vest in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any RSU grant, the Compensation Committee may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

Initial Equity Grant.  Any newly elected independent director joining our Board of Directors will receive an initial option to purchase 40,000 shares of Common Stock when he or she is first elected as a member of the Board. The term of such options will not exceed ten years. The option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date.

Awards granted to the independent directors under the 2006 Plan are generally not transferable, and all rights with respect to an award granted to a director or participant generally will be available during a director or participant’s lifetime only to the director or participant.

Each of the options granted to our independent directors was issued under the 1997 Plan or the 2006 Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity Awards at Fiscal Year-End,” the 1997 Plan provides for certain acceleration upon a “merger” of the Company, as defined under the 1997 Plan, and the 2006 Plan provides for certain acceleration upon a “change of control” of the Company, as defined under the 2006 Plan. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to stock ownership guidelines adopted by the Board in October 2006 and updated in February 2011, each independent director will be expected to accumulate and hold an equivalent value of our Common Stock of three times their annual total cash compensation and to achieve this within five years from January 1, 2007 or the date that the director joined the Board, whichever is later. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2010, all of our directors met their ownership requirements.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee	The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2010, which include our consolidated balance sheets as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Respectfully submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
J. Thomas Bentley (Chair) Abraham D. Sofaer Eric Stang

PERFORMANCE GRAPH

The following graph compares the cumulative 5-year total return attained by stockholders on Rambus Inc.’s common stock relative to the cumulative total returns of the NASDAQ Composite index and the RDG Semiconductor Composite index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes (with the reinvestment of all dividends) from December 31, 2005 to December 31, 2010. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Rambus Inc., The NASDAQ Composite Index
And The RDG Semiconductor Composite Index

*	$100 invested on 12/31/05 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

	12/05	12/06	12/07	12/08	12/09	12/10
Rambus Inc.	100.00	116.92	129.34	98.33	150.71	126.50
NASDAQ Composite	100.00	111.74	124.67	73.77	107.12	125.93
RDG Semiconductor Composite	100.00	94.27	106.42	53.83	88.82	101.70

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Sunnyvale, California
March 17, 2011

ATTN: SECRETARY
1050 ENTERPRISE WAY, SUITE 700
SUNNYVALE, CALIFORNIA 94089
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M32011-Z55096	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAMBUS INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors unanimously recommends a “For” vote on Proposals 1, 2 and 4 and “1 year” on Proposal 3.				number(s) of the nominee(s) on the line below.
1. Election of Class II Directors	0	0	0
Nominees:
01)	J. Thomas Bentley
02)	P. Michael Farmwald
03)	Penelope A. Herscher
04)	David Shrigley
05)	Eric Stang

			For	Against	Abstain

2.	Advisory vote on Executive Compensation.		0	0	0

		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the Frequency of Holding an Advisory Vote on Executive Compensation.	0	0	0	0

			For	Against	Abstain

4.	Ratification of PricewaterhouseCoopers LLP as independent registered accounting firm of the Company for the fiscal year ending December 31, 2011.		0	0	0

Please sign exactly as your name appears above.

When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2011
9:00 a.m. local time
Sheraton Sunnyvale Hotel
1100 N. Mathilda Avenue
Sunnyvale, California 94089
Directions to the Sheraton Sunnyvale Hotel:
From San Francisco Airport (~27 miles):
Head South on 101 toward San Jose for about 26 miles. Take exit 396B to merge onto CA-237 E toward Alviso/Milpitas. Take exit 3B toward US-101 N. Turn left at North Mathilda Avenue. The hotel is on your right side.
From San Jose Airport (~8 miles):
Head North on 87 toward US-101 N. Take exit 9B to merge onto US-101 N toward San Francisco. Take exit 396A for Mathilda Avenue North toward CA-237 E. Merge onto North Mathilda Avenue. The hotel is on your right side.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and 10-K Combo Document are available at
www.proxyvote.com.

M32012-Z55096

Rambus Inc.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 2011.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.
The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 17, 2011, and hereby appoints Harold Hughes and Thomas R. Lavelle, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 28, 2011 at 9:00 a.m. local time, at the Sheraton Sunnyvale Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California 94089, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BEVOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “For” PROPOSALS 1, 2 AND 4 AND “1 YEAR” ON PROPOSAL 3 ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE